Pricing Supplement dated April 23, 2003                          Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                   File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No.88319QF65

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $46,000,000            Initial Interest Rate:  2.47000%
Agent's Discount or Commission:  $115,000 Original Issue Date:  April 25, 2003
Net Proceeds to Issuer:  $45,885,000      Stated Maturity Date:  April 25, 2005
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Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note  Fixed  Rate  Commencement  Date:
        Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
      [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
      [ ]CD Rate                 [ ] Federal Funds      [ ] Prime Rate
      [ ]CMT Rate                [X]  LIBOR             [ ] Other (see attached)
      [ ]Commercial Paper Rate   [ ] Treasury Rate

If LIBOR:
      [ ]LIBOR Reuters Page:
      [X]LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
      CMT Telerate Page:
      [ ] Telerate Page 7051
      [ ] Telerate Page 7052
          [ ] Weekly Average
          [ ] Monthly Average

Spread (+/-):  +115 bps                             Maximum Interest Rate:     %

Spread Multiplier:  N/A                             Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 25, 2003


Interest Reset Dates: Quarterly, on the 25th day of January, April, July and October

Interest Payment Dates: Quarterly, on the 25th day of January, April, July and October

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X]  Actual/360  for the period  from April 25,  2003 to April 25, 2005
       [ ]  Actual/Actual for the period from  _______ to _______
       [ ]  30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
      [ ]Merrill Lynch, Pierce, Fenner & Smith   [X]Wachovia Securities
                    Incorporated                 [ ]Fleet Securities, Inc.
      [ ]Banc of America Securities LLC          [ ]J.P. Morgan Securities Inc.
      [X]Banc One Capital Markets, Inc.          [ ]Salomon Smith Barney Inc.
      [X]Barclays Capital Inc.                   [X]UBS Warburg LLC
      [X]Credit Suisse First Boston Corporation  [ ]Other:____________________
      [ ]Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [  ] Principal

If as Principal:
      [ ]The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
      [ ]The Notes are being offered at a fixed initial public offering price of
          ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





       Terms are not completed for certain items above because such items are not applicable.